EXHIBIT 99.1

ATHEROGENICS, INC.
(Debtor-in-Possession)
BALANCE SHEET
January 31, 2009
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 48,997,416
Prepaid expenses	492,510
Interest receivable and other current assets	28,958
Total current assets	49,518,884

Equipment and leasehold improvements, net of accumulated depreciation
and amortization	898,288
Total assets	$ 50,417,172

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$ 360,727
Accrued compensation	159,649
Accrued and other liabilities	157,042
Total current liabilities not subject to compromise	677,418

Prepetition liabilities	306,689,386

Shareholders' deficit
Common stock	218,861,985
Warrants	598,172
Accumulated deficit	(476,409,789)
Total shareholders' deficit	(256,949,632)
Total liabilities and shareholders' deficit	$ 50,417,172

ATHEROGENICS, INC.
(Debtor-in-Possession)
STATEMENT OF OPERATIONS
For the month ended January 31, 2009
(Unaudited)

Revenues	$ —

Operating expenses (1):
Research and development	644,918
General and administrative	411,195
Total operating expenses	1,056,113

Operating loss	(1,056,113)
Interest and other income	—
Interest expense	—
Net loss before reorganization items	(1,056,113)

Reorganization items, net	(202,342)

Net loss	$ (1,258,455)

Net loss per share –
basic and diluted	$ (0.03)

Weighted average shares
outstanding – basic and diluted	39,518,492

(1) Operating expenses include non-cash depreciation expense of $195,038.